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                                                                 EXHIBIT 3

                                   AGREEMENT


     THIS AGREEMENT made this 29th day of May, 1996 (the "Agreement") by and between Daniel R. Perkins (the "Executive") and MASLAND CORPORATION, a Delaware corporation (the "Corporation").


                                   BACKGROUND

     The Board of Directors of the Corporation (the "Board") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. In this connection, the Corporation recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation, its subsidiary companies and its shareholders. The Corporation further recognizes that its own financial position tends to exacerbate the uncertainty among management that a change of control might create. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the management of the Corporation and its subsidiary companies, including the Executive, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

     In order to induce the Executive to remain in the employ of Masland Industries, Inc., a subsidiary company of the Corporation ("Masland"), the Corporation wishes to provide the Executive with certain severance benefits in the event his employment with Masland terminates subsequent to a change in control of the Corporation under the circumstances described herein.

     NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. TERM. The term of this Agreement commences as of the date and year first above written and shall continue until July 31, 1997. The prior sentence notwithstanding, commencing on August 1, 1996 and each August 1 thereafter the term of this Agreement shall automatically be extended for one additional year beyond the then existing term. This Agreement shall terminate (except as set forth in the next sentence) if (a) the Corporation gives the Executive notice that it wishes to terminate this Agreement in which case the Agreement shall terminate as of the date set forth in such notice or (b) the Executive's employment with Masland is terminated for

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any reason (other than a transfer to the Corporation), including transfer to another subsidiary company of the Corporation, in which case this Agreement shall terminate on the last day of the Executive's employment with Masland; provided, however, if the Executive is transferred to another subsidiary company of the Corporation, the Corporation may waive the termination of this Agreement by a written amendment to this Agreement, executed by both the Corporation and the Executive, which shall refer to this clause and shall be limited to the Executive's transfer to the subsidiary company of the Corporation named in the amendment, unless another amendment is executed upon the Executive's transfer to another subsidiary company of the Corporation. The Corporation may not give such notice and this Agreement shall not automatically terminate in the event the Executive's employment with Masland terminates for any reason (other than a transfer to the Corporation), including transfer to another subsidiary company of the Corporation, (x) at any time while the Corporation has knowledge that any third person has taken steps or announced an intention to take steps reasonably calculated to effect a "change in control" (as hereinafter defined) of the Corporation, unless and until such third party has, in the reasonable opinion of the Corporation, abandoned its efforts or intention to effect a change in control of the Corporation or (y) within twenty-four months after the date a change in control occurs. It is understood that Masland may terminate the Executive's employment at any time, subject to providing, if required to do so in accordance with the terms hereof, the severance benefits hereinafter specified.

     2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Corporation and the Executive's employment by Masland shall thereafter have been terminated by Masland or by the Executive under the circumstances described in paragraph 3(iii) hereof. For purposes of this Agreement and subject to the last sentence of this paragraph, a "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any "Person" (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), except for any employee benefit plan of the Corporation or any subsidiary company of the Corporation, or any entity holding voting securities of the Corporation for or pursuant to the terms of any such plan (a "Benefit Plan" or the "Benefit Plans") is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (b) there occurs a contested proxy solicitation of the



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Corporation's shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (c) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to another entity, except to an entity controlled directly or indirectly by the Corporation, or a merger, consolidation or other reorganization of the Corporation in which the Corporation is not the surviving entity, or a plan of liquidation or dissolution of the Corporation other than pursuant to bankruptcy or insolvency laws is adopted; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, a "change in control" shall not be deemed to have occurred for purposes of this Agreement (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to, or a merger, consolidation or other reorganization involving the Corporation and, the Executive, alone or with other officers of the Corporation, or any entity in which the Executive (alone or with other officers) has, directly or indirectly, at least a 5% equity or ownership interest or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out."

     Clause 2(a) above to the contrary notwithstanding, a change in control of the Corporation shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities solely as the result of an acquisition by the Corporation or a subsidiary company of the Corporation of voting securities of the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Corporation's then outstanding securities by reason of share purchases by the Corporation or a subsidiary company of the Corporation and shall, after such share purchases by the Corporation or a subsidiary company of the Corporation, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation, then a change in control of the Corporation shall be deemed to have occurred with respect to such Person under clause 2(a) above. Notwithstanding the foregoing, in no event shall a



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change in control of the Corporation be deemed to occur under clause 2(a) above with respect to the Benefit Plans.

     Clauses 2(a) and 2(b) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a change in control occurred, declare that a change in control described in clauses 2(a) or 2(b) has become ineffective for purposes of this Agreement if all of the following conditions then exist: (i) the declaration is made prior to the death, disability or termination of employment of the Executive and within 120 days of the change in control; and (ii) no Person, except for the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation's outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Corporation's then outstanding securities. If such a declaration shall be properly made, no benefits shall be payable hereunder as a result of such prior but now ineffective change in control, but benefits shall remain payable and this Agreement shall remain enforceable as a result of any other change in control unless it is similarly declared to be ineffective.

     3. TERMINATION FOLLOWING CHANGE IN CONTROL. The Executive shall be entitled to the severance benefits provided in Section 4 hereof if his employment is terminated within the twenty-four (24) month period following a change in control of the Corporation (even if such twenty-four (24) month period shall extend beyond the term of this Agreement or any extension thereof) unless his termination is (i) because of his death or Retirement, (ii) by Masland for Cause or Disability or (iii) by the Executive other than for Good Reason.

          (i)    Disability; Retirement.

                 (A) If, as a result of the Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with Masland on a full-time basis for 13 consecutive weeks, and within 30 days after written notice of termination is given he shall not have returned to the full-time performance of his duties, the Corporation may terminate this Agreement for "Disability."

                 (B) Termination by Masland of the Executive's employment based on "Retirement" shall mean termination in accordance with Masland's normal retirement policy generally applicable to its salaried employees or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.



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     (ii)   Cause.  Masland may terminate the Executive's employment for Cause.
For the purpose of this Agreement, Masland shall have "Cause" to terminate the Executive's employment hereunder upon (A) the willful and continued refusal by the Executive substantially to perform his duties with Masland (other than any such refusal resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by Masland's Board of Directors which specifically identifies the manner in which Masland's Board of Directors believes that the Executive has refused substantially to perform his duties or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to Masland or the Corporation. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Masland or the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire members of Masland's Board of Directors, at a meeting of Masland's Board of Directors called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before Masland's Board of Directors), finding that in the good faith opinion of Masland's Board of Directors the Executive was guilty of conduct set forth above in clauses (A) or (B) of the second sentence of this paragraph and specifying the particulars thereof in detail.

     (iii) Good Reason. The Executive shall be entitled to terminate his employment, and receive benefits hereunder, for Good Reason at any time within twenty-four (24) months of the date of a change in control of the Corporation. For purposes of this Agreement, "Good Reason" shall mean, unless the Executive shall have consented in writing thereto, any of the following:

             (A) a reduction in the Executive's title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status immediately prior to the change in control or as the same may be increased after the change in control;

             (B) the assignment to the Executive of duties inconsistent with the Executive's office on the date of the change in control or as the same may be increased after the change in control;



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               (C) a reduction by Masland in the Executive's base salary as in effect immediately prior to the change in control or as the same may be increased after the change in control;

               (D) a requirement that the Executive relocate anywhere not mutually acceptable to the Executive and Masland or the imposition on the Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the change in control;

               (E) the relocation of the Corporation's principal executive offices to a location outside the greater Plymouth, Michigan area;

               (F) the failure by Masland or the Corporation to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating at the time of a change in control of the Corporation (or plans providing the Executive with substantially similar benefits), the taking of any action by Masland or the Corporation which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the change in control, or the failure by Masland to provide him with the number of paid vacation days to which he is then entitled under (1) Masland's normal vacation policy in effect immediately prior to the change in control or
(2) any agreement regarding vacation entitlement which the Executive had with Masland immediately prior to the change in control, whichever is greater;

               (G) the adoption or pursuit by Masland or the Corporation or its management of one or more policies or practices which, in the sole opinion of the Executive, are contrary to the ethics, traditions, policies or practices of Masland or the Corporation as in effect immediately prior to the change in control; or

               (H) any breach of this Agreement of any nature whatsoever on the part of Masland or the Corporation.

          (iv) Notice of Termination. Any termination by Masland pursuant to paragraph 3(i) or 3(ii) hereof, or otherwise, or by the Executive pursuant to paragraph 3(iii) hereof, which, in any case, occurs within twenty-four (24) months after a change in control of the Corporation, shall be communicated by written Notice of Termination (as hereinafter defined) to the other party hereto; provided that, in the case of a termination for Cause, there shall also have been delivered to the Executive the resolution required



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to be delivered pursuant to paragraph 3(ii) hereof. For purposes of this
Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (v) Date of Termination. "Date of Termination" shall mean (A) if this Agreement is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (B) if the Executive's employment is terminated pursuant to paragraph 3(ii) above, the date specified in the Notice of Termination, and (C) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given, or, if Masland terminates the Executive's employment without giving a Notice of Termination, the date on which such termination is effective.

     4. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

          (i) During any period that the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his full base salary at the rate then in effect until his employment is terminated pursuant to paragraph 3(i) hereof. Thereafter, his benefits, if any, shall be determined in accordance with whatever disability income insurance plan or plans Masland may then have in effect; provided, however, if at the time Disability of the Executive is established the disability benefits then available are less advantageous to the Executive than the Disability benefits which were available upon the change in control, then his termination of employment shall be deemed to have occurred as a voluntary termination for Good Reason under paragraph 3(iii) hereof and not by reason of his disability, and the benefits payable to the Executive under paragraph 4(iii) hereof shall apply in lieu of this paragraph 4(i).

         (ii) If the Executive's employment shall be terminated for Cause, Masland or the Corporation shall pay him his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and Masland and the Corporation shall have no further obligations to the Executive under this Agreement.

        (iii) If Masland shall terminate the Executive's employment other than pursuant to paragraph 3(i) or 3(ii) hereof within twenty-four (24) months after a change in control of the Corporation, or if the Executive shall terminate his employment for




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Good Reason pursuant to paragraph 3(iii) hereof within twenty-four (24) months after a change in control, then:

               (A) The Corporation or Masland shall pay to the Executive, no later than 30 days following the Date of Termination, the Executive's accrued but unpaid base salary through the Date of Termination plus compensation for current and carried-over unused vacation and compensation days in accordance with Masland's personnel policy.

               (B) In lieu of any further payments of salary to the Executive after the Date of Termination, the Corporation or Masland shall pay to the Executive, not later than thirty (30) days following the Date of Termination and notwithstanding any dispute between the Executive and Masland or the Corporation as to the payment to the Executive of any other amounts under this Agreement or otherwise, a lump sum severance payment (the "Severance Payment") equal to the sum of (1) the Executive's current annual base salary and (2) the average of the Executive's bonus compensation from the Corporation and/or Masland for the three taxable years ending prior to the date on which a change in control of the Corporation occurred.

               (C) In addition to the foregoing amounts payable under paragraph 4(iii)(A) and (B) above, the Executive will be entitled to the following:

          (1) any stock option rights held by the Executive which were not fully exercisable on the Date of Termination shall immediately become fully exercisable by the Executive; and

          (2) the Corporation (or Masland) shall maintain in full force and effect, for the Executive's continued benefit, until the earlier of (I) 18 months after the Date of Termination or (II) the Executive's eligibility for similar coverage with another employer, all life, medical and dental insurance programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that his continued participation is possible under the general terms and provisions of such programs; provided that, in the event the Executive's participation in any such program is barred, the Corporation (or Masland) shall arrange to provide the Executive with benefits substantially similar to those which he was entitled to receive under such programs.

     (iv) The Executive's right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any plan,



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agreement or arrangement relating to employee benefits provided by the
Corporation (or Masland).

          (v) The Executive shall not be required to mitigate the amount of any payment provided for in this paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 4 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise, except as provided in paragraph 4(iii)(C)(2) above.

         (vi) The Corporation shall, immediately upon and at all times following the occurrence of a change in control of the Corporation and until the Executive has been paid all amounts due him under this Agreement, provide security for payment of the amounts set forth in this Agreement in a form that will cause such amounts to be includible in the Executive's gross income only for the taxable year or years in which such amounts are paid to the Executive under the terms of this Agreement. The form of security may include a funded irrevocable grantor trust established so as to satisfy any published Internal Revenue Service guidelines; provided, however, that the foregoing requirement for security shall not apply to any particular change in control after the Board has adopted a resolution as contemplated by the third paragraph under paragraph 2 above.

        (vii) Notwithstanding any provision of this Agreement to the contrary, the Executive's employment shall not be involuntarily terminated for a minimum period of six (6) months following a change in control of the Corporation, except for "Cause" as provided in paragraph 3(ii) above.

     5. FEES AND EXPENSES. The Corporation (or Masland) shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and other such expenses included in connection with any litigation or appeal) incurred by the Executive as a result of (i) his termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) or (ii) his seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by Masland (or the Corporation) under which he is or may be entitled to receive benefits. The Corporation further agrees to pay prejudgment interest on any money judgment against the Corporation obtained by the Executive in any arbitration or litigation against it to enforce such rights calculated at the prime interest rate of Mellon Bank, N.A., or its successor, in effect from time to time



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from the date it is determined that payment(s) to him should have been made under this Agreement.

     6.   SUCCESSORS; BINDING AGREEMENT.

          (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. As used herein, "Masland" shall mean Masland as defined above and any successor to its business and/or assets.

         (ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

     7. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive, to

             Daniel R. Perkins
             1004 Drayer Court
             Carlisle, PA  17013



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and in the case of the Corporation, to its principal executive offices, provided that all notices to the Corporation shall be directed to the attention of its Chief Executive Officer with copies to the Secretary of the Corporation and to the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Corporation. In interpreting this Agreement, the term "Corporation" shall be substituted for the term "Masland" if the Executive is employed by the Corporation and not Masland, at the applicable time, unless the context indicates otherwise. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall not be assigned in whole or in part without the prior written consent of the non-assigning party; provided, however, this sentence shall not be construed to relieve Corporation or any successor (whether direct or indirect) from liability hereunder as provided in paragraph 6. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the Commonwealth of Pennsylvania.

     9. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.




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     10. ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by binding arbitration applying the laws of the Commonwealth of Pennsylvania as set forth in paragraph 8 above. Any arbitration pursuant to this Agreement shall be conducted in Harrisburg, Pennsylvania before the American Arbitration Association in accordance with its arbitration rules. The arbitration shall be final and binding upon all the parties (so long as the award was not procured by corruption, fraud or undue means) and the arbitrator's award shall not be required to include factual findings or legal reasoning. Nothing in this paragraph 10 will prevent either party from resorting to judicial proceedings if interim injunctive relief under the laws of the Commonwealth of Pennsylvania from a court is necessary to prevent serious and irreparable injury to one of the parties.

     11. COUNTERPARTS. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                        EXECUTIVE


Witness: /s/ Susan Whitesel             /s/ Daniel R. Perkins  (SEAL)
        -------------------------       -------------------------------
        Susan Whitesel                  Daniel R. Perkins

                                        MASLAND CORPORATION



Attest:  /s/ Julia A. Stout             By: /s/ William J. Branch
        ------------------------------     -------------------------------
        Julia A. Stout                      William J. Branch
        Assistant Secretary                 Chairman of the Board



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